Exhibit 21
SUBSIDIARIES OF STATE STREET CORPORATION
The following table presents the name of certain State Street subsidiaries and the state or jurisdiction of organization. Certain subsidiaries of State Street have been omitted in accordance with SEC regulations because, when considered in the aggregate, they did not constitute a “significant subsidiary” of State Street.

Antrim Corporation	Delaware
Charles River Systems, Inc.	Massachusetts
Currenex, Inc.	Delaware
Federated Underwriting Company	Vermont
FX Connect, LLC	Delaware
International Fund Services (N.A.), LLC	Delaware
SSB Investments, Inc.	Massachusetts
SSB Realty, LLC	Massachusetts
State Street Bank and Trust Company	Massachusetts
State Street Bank International GmbH	Germany
State Street Europe Holdings Germany S.à r.l. & Co. KG	Germany
State Street Fund Services (Ireland) Limited	Ireland
State Street Global Advisors International Holdings Inc.	Delaware
State Street Global Advisors Limited	United Kingdom
State Street Global Advisors Trust Company	Massachusetts
State Street Global Advisors, Inc.	Delaware
State Street Global Markets, LLC	Delaware
State Street Holdings Germany GmbH	Germany
State Street Intermediate Funding LLC	Delaware
State Street International Holdings	Massachusetts
State Street International Holdings Switzerland GmbH	Switzerland
State Street Public Lending Corporation	Massachusetts